Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

3M COMPANY,

VENTURA ACQUISITION CORPORATION

and

COGENT, INC.

Dated as of August 29, 2010

i

TABLE OF CONTENTS

(cont’d)

TABLE OF CONTENTS

(cont’d)

EXHIBITS

Exhibit A	Conditions to the Offer

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Voting and Tender Agreement

Defined Terms

Acceptance Time	7
Agreement	2
Anticorruption Laws	31
Antitrust Condition	49, A-1
Appraisal Shares	8
Authorizations	25
Available Company SEC Document	12
Cash Amount	11
Certificate of Merger	6
Certificates	9
Closing	5
Closing Date	6
Code	22
Company	2
Company Arrangements	21
Company Board	2
Company Change in Recommendation	44
Company Common Stock	2
Company Disclosure Letter	12
Company Employee	40
Company Employee Benefit Plan	19
Company ERISA Affiliates	19
Company Financial Advisor	19
Company Financial Statements	17
Company Intellectual Property Rights	25
Company Material Adverse Effect	12
Company Material Contract	29
Company Owned Intellectual Property	25
Company Plans	19
Company Preferred Stock	13
Company Recommendation	14
Company SEC Reports	16
Company Stockholders Meeting	39
Company Subsidiary	12
Confidentiality Agreement	43
Constituent Corporations	5
Contract	29
D&O Insurance	46
DGCL	2
DOJ	40
Effective Date	6
Effective Time	6
Employee Benefit Plan	19
Environmental Laws	24
ERISA	22
Exchange Act	3
Exchange Agent	9
Exchange Fund	9
FCPA	31
FTC	40
GAAP	17
Government Contract	30
Government Official	32
Governmental Authority	15
HSR Act	15
Indemnified Party	46
Independent Directors	47
Information Statement	15
Intellectual Property	25
Judgment	15
Law	15
Leases	31
Lien	16
Maximum Amount	46
Merger	2
Merger Consideration	8
Merger Sub	2
Minimum Tender Condition	A-1
Nasdaq	15
Offer	2
Offer Conditions	3
Offer Documents	4
Offer Price	2
Options	11
Outside Date	50
Parent	2
Parent Financial Advisor	35
Parent Material Adverse Effect	33
Parent Subsidiaries	34
Permitted Liens	30
Person	16
Proposal	30
Proxy Statement	15
Qualified Company Employee Benefit Plan	20
Representative	43
Required Company Stockholder Vote	14
Restricted Stock Units	11
Sarbanes-Oxley Act	17
Schedule 14D-9	5
SEC	3
Section 262	8
Securities Act	7
Share	2
Shares	2

v

Shrink Wrap Licenses	26
Software and Data/Content	27
Stock Plans	11
Subsidiary	16
Superior Proposal	45
Surviving Corporation	5
Takeover Laws	15
Takeover Proposal	45
Tax Return	23
Taxes	23
Termination Fee	51
Top-Up Option	6
Top-Up Option Shares	6
Transactions	4
Uncertificated Shares	9
Voting and Tender Agreement	2
WARN Act	40

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 29, 2010, among 3M COMPANY, a Delaware corporation (“Parent”), VENTURA ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and COGENT, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) at a price per Share of $10.50 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Voting and Tender Agreement, dated as of the date hereof, with Parent (the “Voting and Tender Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders and (ii) approved this Agreement and the Transactions (as defined in Section 1.2(a)), including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable but in no event later than ten business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (A) reduce the number of shares of Company Common Stock subject to the Offer, (B) reduce the Offer Price, (C) waive the Minimum Tender Condition (as defined in Exhibit A) unless (and only to the extent) the Minimum Tender Condition is not satisfied solely by reason of the failure of any holder of Shares to comply with his or its obligations under Section 3 of the Voting and Tender Agreement, (D) add to the Offer Conditions or modify any Offer Condition in a manner adverse to the holders of Company Common Stock, (E) extend the Offer (except as required or permitted by the other provisions of this Section 1.1), (F) change the form of consideration payable in the Offer or (G) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock.

(ii) Parent and Merger Sub agree that Merger Sub shall be permitted to (without the consent of the Company), and shall (and Parent shall cause Merger Sub to):

(A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(B) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Merger Sub shall, and Parent shall cause it to, extend the Offer on one or more occasions in consecutive increments of up to ten business days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied;

provided, however, that (1) Merger Sub shall not be required to extend the Offer beyond the Outside Date (as defined in Section 8.1(b)(i)) or the termination of this Agreement and (2) if, at any expiration of the Offer, all of the Offer Conditions, except for the Minimum Tender Condition, are satisfied or have been waived, Merger Sub shall only be required to extend the Offer for one or more additional periods not to exceed an aggregate of twenty business days.

(iii) If fewer than 90% of the issued and outstanding shares of Company Common Stock are accepted for payment pursuant to the Offer, then Merger Sub may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Sub to, make available a “subsequent offering period,” in accordance with Rule 14d-11 promulgated by the SEC under the Exchange Act, of not less than ten business days.

(iv) On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

(v) Nothing contained in this Section 1.1(a) shall affect any termination rights in Article 8, as to the Agreement, or in Exhibit A, as to the Offer.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Unless previously withdrawn in accordance with Section 6.8(d), Parent and Merger Sub shall be entitled to include the Company Recommendations (as defined in Section 3.3(b)) in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company. Parent and Merger Sub shall provide the Company and its counsel in writing any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to such comments, and shall provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and the Voting and Tender Agreement (collectively, the “Transactions”).

(b) Within ten business days after the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) including the Company Recommendation (subject to Section 6.8(d)) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall provide Parent and Merger Sub and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and Merger Sub and their counsel prior to responding to such comments, and shall provide to Parent and Merger Sub and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3 The Merger. At the Effective Time (as defined in Section 1.6), in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law (as defined in Section 3.3(c)) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6 Consummation of the Merger. As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.7 Organizational Documents; Directors and Officers. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit B, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 1.8 Top-Up Option.

(a) Subject to Sections 1.8(b) and (c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis, determined in accordance with Schedule 1.8 and assuming the issuance of the Top-Up Option Shares and (ii) the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and any Company Subsidiary (as defined in Section 3.1) and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Options (as defined in Section 2.4(a)) or in connection with settlement of Restricted Stock Units (as defined in Section 2.4(a)) as of immediately prior to the exercise of the Top-Up Option. The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject only to the condition that no legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise shall be in effect.

(b) The Top-Up Option may be exercised by Merger Sub, in whole or in part, at any time at or after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”). The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Merger Consideration. Such purchase price may be paid by Merger Sub, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note. Any such promissory note shall be full recourse against Parent and Merger Sub, be due one year from the date the Top-Up Option Shares are issued, bear interest at the rate of 5% per annum and may be prepaid without premium or penalty.

(c) In the event that Merger Sub wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Merger Sub is to take place. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing such shares.

(d) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b) and Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive the Offer Price without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.

(b) Treasury Shares and Shares Owned by Parent. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 without regard to the Top-Up Option, the Top-Up Option Shares or any promissory note delivered by Merger Sub to the Company in payment for the Top-Up Option Shares.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and to each holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (A) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person (as defined in Section 3.4(a)) other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.12(i)) required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3(d)), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights. Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the Offer) to any holder of shares of Company Common Stock, Company Options or Restricted Stock Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law. To the extent that amounts are so withheld and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Restricted Stock Units in respect of which such deduction and withholding was made.

Section 2.4 Company Options; Restricted Stock Units.

(a) Parent shall not assume or otherwise replace any Company Options in connection with the Transactions. As soon as practicable following the date of this Agreement, the Company Board or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder of any outstanding Option (as hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall vest and become fully exercisable in accordance with the terms and conditions of the applicable Stock Plan (as defined below) under which such Option was granted and the applicable stock option agreement for such Option. Subject to the terms and conditions set forth below in this Section 2.4, each such Option shall terminate and be canceled at the Effective Time and each holder of an Option will be entitled to receive from Parent, Merger Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time, in settlement of each Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Company Subsidiary or any former subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the Amended and Restated 2004 Equity Incentive Plan, the 2000 Stock Option Plan, any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any Company Subsidiary or any predecessor thereof or any other Contract (as defined in Section 3.18(a)) or agreement entered into by the Company or any Company Subsidiary.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time shall vest in full and be settled for shares of Common Stock with the right to receive the Merger Consideration, without interest, as provided in Section 2.2. As used in this Agreement, “Restricted Stock Units” means any restricted stock unit award entitling the recipient to receive, upon vesting, shares of Company Common Stock under a Stock Plan.

Section 2.5 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as is disclosed in reasonable detail in the last annual report on Form 10-K (and the amendment thereto) filed by the Company with the SEC and in any Company SEC Reports (as defined in Section 3.5(a)) filed subsequent to such annual report, in the case of both such annual report and such other SEC Reports, filed prior to the date of this Agreement, other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections, as applicable, of such annual report on Form 10-K or Company SEC Reports (each, an “Available Company SEC Document”) or (ii) as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and the representations and warranties in all other applicable sections of this Agreement where the disclosure is reasonably apparent to modify such representations and warranties) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization. The Company and each Subsidiary of the Company (each, a “Company Subsidiary”) is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. The Company and each Company Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except for such franchises, licenses, permits, authorizations, qualifications and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or when taken together with all other events, conditions, changes, occurrences or developments of a state of circumstances that exist at the date of determination, has a material adverse effect on (i) the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect for the purposes of clause (i) shall not include any event, condition, change, occurrence or development of a state of circumstances attributable to or resulting from the following: (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and each Company Subsidiary operates to the extent such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in such industry, (B) acts of terrorism or war (whether or not declared) or natural disasters, (C) the announcement or pendency of the Transactions, (D) changes in applicable Law or any applicable accounting regulations or principles or the interpretations thereof to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (E) changes in the price or trading volume of the Company’s stock, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 245,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on August 27, 2010: (A) 88,871,485 shares of Company Common Stock were issued and 88,389,700 shares of Company Common Stock were outstanding (with 481,785 of such issued shares held by the Company as treasury shares); (B) no shares of Company Preferred Stock were issued or outstanding; (C) there were outstanding Options to purchase 1,144,226 shares of Company Common Stock and 16,000,000 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options); and (D) there were outstanding Restricted Stock Units, payable on a one-for-one basis, with respect to 997,699 shares of Company Common Stock. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on August 27, 2010, (x) each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder and the expiration date and the exercise or conversion price relating thereto and (y) each Restricted Stock Unit outstanding. Since August 27, 2010 (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the exercise of Options or in connection with settlement of Restricted Stock Units outstanding on such date, (ii) there have been no issuances of Options or other options, warrants, calls or other rights to acquire capital stock of the Company and (iii) there have been no issuances of Restricted Stock Units. The Company has not, subsequent to August 27, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company other than in connection with Tax withholdings and exercise price settlement upon the exercise of Options and Restricted Stock Units. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Restricted Stock Units, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Except as set forth in Section 3.2(a), (i) as of August 27, 2010, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company or any Company Subsidiary is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the consummation of the Merger, for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the holders of Company Common Stock adopt this Agreement and (v) declaring that this Agreement is advisable (collectively, the “Company Recommendation”). Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Offer, the Merger and the other Transactions (including those contemplated by the Voting and Tender Agreement) the provisions of Section 203 of the DGCL and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations that may purport to be applicable to the Transactions (collectively, “Takeover Laws”).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, lease, agreement or other instrument or obligation of any kind to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable antitrust or competition Laws, (iii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (v) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.4 Subsidiaries.

(a) Each Company Subsidiary and its respective jurisdictions of organization is identified in Section 3.4(a) of the Company Disclosure Letter. The Company has made available to Parent, true, correct and complete copies of the certificate of incorporation and bylaws (or other similar governing documents) as currently in effect for each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest in any Person other than any Company Subsidiary. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. There are no awards based upon the value of any security issued by the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2007, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred in the ordinary course of business since March 31, 2010 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2007, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(d) The Company’s system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2009 (nor has any such deficiency, weakness or fraud been identified between that date and the date of this Agreement).

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Since December 31, 2007, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative (as defined in Section 6.8(a)) of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(g) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 3.6 Absence of Material Adverse Changes, etc. Since December 31, 2009, the Company and each Company Subsidiary have conducted their business in the ordinary course of business consistent with past practice and between December 31, 2009 and the date of this Agreement, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any Company Subsidiary is a party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.7 of the Company Disclosure Letter sets forth a true, correct and complete list of all litigation resolved or settled in the three years prior to the date hereof that would be, but for such resolution or settlement, material to the Company and the Company Subsidiaries, considered as a single enterprise.

Section 3.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting (as defined in Section 6.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement.

Section 3.9 Broker’s or Finder’s Fees.

(a) Except for Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.10 Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth (i) all Company Employee Benefit Plans (as defined below) and (ii) all employment agreements, nondisclosure agreements, indemnity agreements, intellectual property rights agreements or other policy, program, arrangement or agreements between the Company or any Company Subsidiary and any director of the Company or any of the key employees of the Company identified by name and title in Section 3.10(a)(iii) of the Company Disclosure Letter (together with the Company Employee Benefit Plans, the “Company Plans”). As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (as defined in Section 3.11(m)) (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any material liability. As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service or has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) Except as, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA (as defined in Section 3.11(m)) and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents.

(e) Except for isolated and immaterial events, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) Except with respect to Options and Restricted Stock Units in accordance with Section 2.4 of this Agreement, and except as may be required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (i) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (iii) increase any benefits otherwise payable under any Company Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits.

(h) The parties acknowledge that, in connection with the Transactions, certain payments are to be made and certain benefits are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company

Subsidiaries or pursuant to other arrangements with the Company, the Company Subsidiaries, Parent or Merger Sub, including the Company Plans, to holders of Company Common Stock and other securities of the Company (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). As of immediately prior to the Acceptance Time, the Company Board, the compensation committee of the Company Board or the independent directors of the Company Board has approved the Company Arrangements as employment compensation, severance or other employee benefit arrangements in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto.

(i) Each Company Employee Benefit Plan that is a “non qualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each Company Employee Benefit Plan that is a “non qualified deferred compensation plan” (as defined in Section 457A of the Code) and any award thereunder, in each case that is subject to Section 457A of the Code, has been maintained and operated, in all material respects, in compliance with Section 457A of the Code and applicable guidance issued thereunder. Neither the Company nor any Company Subsidiary is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any taxes or penalties under Section 409A or Section 457A of the Code.

(j) With respect to any person who provides personal services to the Company or any Company Subsidiary, to the Company’s knowledge, (1) the Company or applicable Company Subsidiary has classified each service provider as either an “employee” or an “independent contractor” and has determined that it is more likely than not that such characterization would be sustained if challenged; (2) such classification has been consistent among service providers who provide similar services and are otherwise similarly situated; (3) all such persons have been properly treated under all Company Employee Benefit Plans; and (4) there are no complaints, actions, claims or proceedings pending or, to the Company’s knowledge, threatened to be brought by any such person or any Governmental Authority to reclassify such person.

(k) No compensation paid or payable to any employee, consultant or director of the Company or any Company Subsidiary will be non-deductible by reason of Sections 404 or 162(m) of the Code.

(l) Neither the Company nor any Company Subsidiary is in material violation of any Law applicable to the Company or any Company Subsidiary related to labor related matters or the terms and conditions of employment, including Laws, Judgments and awards relating to wages, hours, immigration, workers’ compensation, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

(m) As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 3.11 Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their affiliates).

Section 3.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns (as defined in Section 3.12(i)) required to be filed by it in the manner prescribed by applicable Law and has maintained all required records prescribed by applicable Law and all such Tax Returns and records are true, complete and correct; (ii) all Taxes shown as due on such Tax Returns have been paid or withheld in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf by the Company or a Company Subsidiary) in accordance with GAAP on the Company Financial Statements for all accrued Taxes not yet due; (iii) the accruals and reserves for Taxes reflected in the most recent Company Financial Statements are adequate (under GAAP) to cover all Taxes accruing through the date of such Company Financial Statements and, since that date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business; and (iv) there are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset. Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, no written claim, which remains unresolved, has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary (as applicable) does not file Tax Returns that the Company or any Company Subsidiary (as applicable) is required to file Tax Returns or that it is subject to taxation by that jurisdiction.

(c) Neither the Company nor any Company Subsidiary “participates” (or has “participated”) in a “listed transaction” or “transaction of interest” (within the meaning of Treas. Reg. Sec. 1.6011-4).

(d) Neither the Company nor any Company Subsidiary is a party to (or otherwise has any liability pursuant to) any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to any material Tax (including any material advance pricing agreement, closing agreement or other agreement relating to any material Tax with any taxing authority).

(e) The federal income Tax Returns of the Company and each Company Subsidiary have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2005.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated Tax Return for federal, state or foreign Tax purposes (other than a group the common parent of which was the Company).

(g) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending; (ii) has agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against the Company or any Company Subsidiary, which extension remains outstanding; or (iii) has executed or filed any power of attorney with respect to Taxes, which power of attorney remains outstanding. Neither the Company nor any Company Subsidiary has requested an extension of time within which to file any Tax Return in respect of any fiscal year, which has not since been filed.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or foreign Tax Law or by agreement with any taxing authority as a result of (i) an installment sale or open transaction disposition made on or prior to the Closing Date, (ii) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) the utilization of dual consolidated losses described in U.S. Treasury Regulations issued under Code Section 1503(d) on or prior to the Closing Date, or (iv) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(i) As used in this Agreement “Taxes” means all taxes, levies or other like assessments and charges (including estimated taxes and charges), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

Section 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (as defined in Section 3.13(b)) and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii) To the knowledge of the Company, there are no conditions, including but not limited to the presence or release of or exposure to hazardous substances, on, in, under, affecting or migrating to or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii) All Authorizations (as defined in Section 3.14(b)) and notices, if any, required to be obtained or filed under Environmental Laws in connection with the operation of the Company’s and each Company Subsidiary’s businesses or the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and each Company Subsidiary has been and is in compliance with the terms and conditions of all such Authorizations and notices.

(iv) There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any Company Subsidiary is a party under Environmental Law, and there are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary under Environmental Law.

(v) All waste materials generated in connection with the operation of the Company’s and each of the Company Subsidiary’s businesses or the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been sent off-site for storage, treatment, recycling or disposal at facilities that, to the knowledge of the Company, maintain the required Authorizations and operate in material compliance with applicable Environmental Laws. Neither the Company nor any Company Subsidiary has received any written notice of potential responsibility or liability for any off-site transport, storage, treatment, recycling or disposal of such waste materials.

(vi) The Company has provided Parent with copies of all written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the possession of the Company or any Company Subsidiary, including any documents relating to the release or presence of, or exposure to, any hazardous substance.

(b) As used in this Agreement, “Environmental Laws” means any federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment, natural resources or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law.

Section 3.14 Compliance with Laws.

(a) Neither the Company nor any Company Subsidiary is or has been within the past four years in conflict with, in violation of, or in default with respect to any Law applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation or default that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary has all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct its respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all such Authorizations.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with applicable export control and trade and economic sanctions Laws, including but not limited to the U.S. Commerce Department’s Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export control and sanctions Laws maintained by other jurisdictions.

Section 3.15 Intellectual Property. As used in this Agreement, “Intellectual Property” means patents (including divisions, extensions, continuations, continuations-in-part, reexaminations and reissues), inventions, copyrights, software, trademarks, service marks, domain names, business names, any other names or marks, trade dress, trade secrets, confidential and proprietary information, including, for each of the foregoing, all rights thereto and any applications or registrations therefor, and any other intellectual or proprietary rights throughout the world. “Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary. “Company Intellectual Property Rights” means all Intellectual Property that both (i) is owned by or licensed to the Company or any Company Subsidiary and (ii) is used in the Company or any Company Subsidiary’s business.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) patents and patent applications, (ii) registered and unregistered trademarks and registered domain names, (iii) registered copyrights and (iv) any other registered Intellectual Property, in each case, which comprise Company Owned Intellectual Property. Items listed on Schedule 3.15(a)(v) are Company Owned Intellectual Property. As applicable such list shall contain (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration, including deadlines for any renewals or other required filings. Except as otherwise set forth in Section 3.15(a) of the Company Disclosure Letter, the Company or a Company Subsidiary thereof is the sole and exclusive owner of each item of Company Owned Intellectual Property. The Company Owned Intellectual Property is (1) free and clear of any Liens other than Permitted Liens (2) to the knowledge of the Company, not subject to any pending, threatened or outstanding Judgment, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the item.

(b) Section 3.15(b) of the Company Disclosure Letter lists all third party Intellectual Property licenses to the Company or any Company Subsidiary, other than licenses for generally commercially available software at a cost less than $250,000 (“Shrink Wrap Licenses”). Other than as set forth in Section 3.15(b) of the Company Disclosure Letter and nonexclusive licenses granted to end users, distributors or resellers in the ordinary course of business the Company has not granted any licenses to third parties under Company Owned Intellectual Property.

(c) The Company or a Company Subsidiary owns or possesses the right to use all Intellectual Property necessary to carrying on their respective businesses as currently conducted. Each item of Company Intellectual Property owned or used by the Company or Company Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Company or a Company Subsidiary on the same terms and conditions immediately subsequent to the Closing hereunder

(d) To the knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each Company Subsidiary has complied in all material respects with, and is not in material breach of, nor has the Company received any written asserted or written threatened claim of breach of, any license of Company Intellectual Property Rights.

(e) As now conducted, the business of the Company and of each Company Subsidiary, including without limitation, the products and services of the Company and each Company Subsidiary, does not infringe, violate or misappropriate any Intellectual Property of any Person, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company has not received any written notice of any claims that have been made against the Company or any Company Subsidiary alleging the infringement, violation, or misappropriation by the Company or any Company Subsidiary of any Intellectual Property right of any Person, nor does the Company have knowledge of any basis therefor.

(f) Other than as set forth in Section 3.15(f) of the Company Disclosure Letter, the Company’s and each Company Subsidiary’s proprietary computer software and data/content, including past versions, that is or constitutes a material ingredient of, any product, software or service sold or licensed by the Company or any Company Subsidiary (the “Software and Data/Content”) (i) is Company Owned Intellectual Property and (ii) does not include any “open source” computer software, or any computer software that is subject to any “GNU Public License,” or any other “free” software license containing similar provisions that would (A) require its disclosure or distribution in source code form, (B) impose any restriction on the consideration to be charged for the distribution thereof, (C) impose any obligation to grant to any third party rights under Owned Company Intellectual Property or (D) if breached, would have a Company Material Adverse Effect.

(g) The Company and each Company Subsidiary has taken reasonable steps to protect, maintain and safeguard its rights in all Company Intellectual Property Rights owned by the Company or any Company Subsidiary, including by binding its employees and third parties to reasonable confidentiality obligations. To the Company’s knowledge, no third Party is infringing upon or has misappropriated any Company Owned Intellectual Property.

(h) To the Company’s knowledge, the Company and each Company Subsidiary has at all times complied in all material respects with all applicable Laws, privacy policies and terms of use or other contractual obligations relating to privacy, data protection, and the collection, storage and use of personal information collected, disseminated, used, or held for use by the Company and any Company Subsidiary in the conduct of their respective businesses, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary complies with reasonable security and data protections in place, consistent with general industry practices, with respect to any personal information in its possession and, to the Company’s knowledge, there has been no material breach thereof or loss of data. The Company has not received notice of any claims that have been asserted or threatened against the Company or any Company Subsidiary alleging a violation of any Person’s privacy or personal information or data rights.

(i) To the knowledge of the Company, other than as set forth in Section 3.15(i) of the Company Disclosure Letter, neither the Company, nor any Company Subsidiary, nor any other Person acting on its behalf has disclosed or licensed to any Person any source code for any Company product except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure of such source code except in the performances of services to the Company or any Company Subsidiary.

(j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not pursuant to a Contract to which the Company or a Company Subsidiary is a party, result in (i) Parent, the Company or any Company Subsidiary granting to any third party any rights or licenses to any material Parent Intellectual Property or material Company Intellectual Property or being bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses, (ii) the release or disclosure of any material trade secrets (other than pursuant to this Agreement), (iii) any right of termination or cancellation under any material

Contract with respect to Company Intellectual Property Rights, or (iv) the imposition of any material Lien on any Company Owned Intellectual Property.

(k) No Governmental Authority owns or has the right to obtain ownership of any Intellectual Property developed by or on behalf of the Company other than Permitted Liens.

Section 3.16 Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such Contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Company Subsidiary.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary. The Company and each Company Subsidiary maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are, as of the date of this Agreement, in full force and effect and all related premiums have been paid to date.

Section 3.18 Material Contracts.

(a) Except for this Agreement, none of the Company or any Company Subsidiary is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Offer or Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any Person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract with any director, officer or affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan or Company Plan); (v) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) or a grant of exclusive rights under, or assignment of, any material Company Intellectual Property; (vi) any Contract, other than Leases (as defined in Section 3.19(b)), under which the Company or any Company Subsidiary made or received payments of more than $500,000 during the twelve-month period ended June 30, 2010 or reasonably expects to make or receive payments of more than $500,000 for the twelve-month period ending June 30, 2011 and, in either case is not terminable upon notice of 60 days or less without penalty; (vii) any Contract which would prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions; (viii) any Contract under which a third party grants a license to the Company or any Company Subsidiary relating to Intellectual Property of such third party (other than Shrink Wrap Licenses) that is material to the Company; (ix) any Contract under which the Company or any Company Subsidiary grants to a third party a license to Company Intellectual Property (other than nonexclusive licenses to end users, distributors and resellers in the ordinary course of business where the value of royalties paid was less than $500,000 in each of the last three years); (x) any Government Contract (as defined in Section 3.18(f)(i)), and (xi) any amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts. Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.” “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each Government Contract or outstanding Proposal (as defined in Section 3.18(f)(ii)) to which the Company or any Company Subsidiary is a party: (i) the Company and each Company Subsidiary has complied in all material respects with all material terms and conditions of such Government Contract or Proposal, including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) the Company and each Company Subsidiary has complied in all material respects with (A) all applicable Laws in relation to such Government Contract or Proposal and (B) any agreement with the United States government, the United Kingdom government or other applicable foreign Governmental Authority pertaining to such Government Contract or Proposal; (iii) since January 1, 2007, neither the United States government, the United Kingdom government nor any other applicable foreign Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company or any Company Subsidiary, in writing, that the Company or any Company Subsidiary has materially breached or violated any Law in connection with any Government Contract; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (v) no cost incurred by the Company or any Company Subsidiary has been disallowed, other than those which have been resolved and (vi) since January 1, 2007, no amount of money due to the Company or to any Company Subsidiary has been withheld or set off and not resolved.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any of the directors or executive officers of the Company is (or within the last three years has been) under administrative, civil or criminal investigation or indictment or material information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or

Proposal. Neither the Company nor any Company Subsidiary has made a Voluntary Disclosure pursuant to the United States Department of Defense Fraud Voluntary Disclosure Program (or comparable disclosure to any foreign Governmental Authority) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal. Neither the Company nor any Company Subsidiary has submitted any inaccurate certification with respect to a Government Contract.

(e) Neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of the executive officers or directors of the Company is (or at any time during the last three years has been) suspended or debarred from doing business with the United States Government, the United Kingdom Government or any other applicable foreign Governmental Authority with jurisdiction over a region where the Company or any Company Subsidiary conduct a material amount of business or has been declared nonresponsible or ineligible for contracting with the United States Government, the United Kingdom Government or any other applicable foreign Governmental Authority with jurisdiction over a region where the Company or any Company Subsidiary conduct a material amount of business. Since January 1, 2007 and through the date hereof, no Government Contract has been terminated for default.

(f) For the purposes of this Agreement:

(i) “Government Contract” shall mean any Contract entered into by the Company or any Company Subsidiary with a Governmental Authority for the provision of goods, services or construction under which by the Company or any Company Subsidiary received payments of more than $500,000 during the twelve-month period ended June 30, 2010 or reasonably expects to receive payments of more than $500,000 for the twelve-month period ending June 30, 2011, including any procurement, task order, work order, purchase order, Contractor Team Arrangement (as defined in FAR 9.601), co-operative agreement or other transaction with the United States government, the United Kingdom government or any other applicable foreign Governmental Authority at the prime or subcontract level (at any tier) under a federal prime Contract.

(ii) “Proposal” shall mean any proposal, bid, request for equitable adjustment, contract change proposal, proposal for modification or indirect cost submission on a Government Contract.

Section 3.19 Properties.

(a) The Company or a Company Subsidiary has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or any Company Subsidiary or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which provisions have been made in accordance with GAAP on the Company Financial Statements, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights of way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, (viii) non-exclusive licenses and other non-exclusive rights in Intellectual Property granted in favor of third parties pursuant to Company Material Contracts in the ordinary course of business, and (ix) other imperfections of title or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and any Company Subsidiary as currently conducted.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 20,000 square feet (collectively, the “Leases”). Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) each Lease is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto; and (iv) the Company or a Company Subsidiary that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c) All tangible assets owned or leased by the Company or any Company Subsidiary have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Neither the Company nor any Company Subsidiary owns in fee any real property.

Section 3.20 Anticorruption

(a) Neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has, directly or indirectly, taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any Company Subsidiary (collectively with the FCPA, the “Anticorruption Laws”).

(b) Neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a

Government Official (as defined in Section 3.20(h)) to secure any improper advantage (e.g., to obtain a tax rate lower than allowed by Law) or to obtain or retain business for any Person.

(c) To the knowledge of the Company, (i) there is no investigation of or request for information from the Company or any Company Subsidiary by any Governmental Authority regarding the Anticorruption Laws, or (ii) any other allegation, investigation or inquiry by any Governmental Authority regarding the Company and any Company Subsidiary’s actual or possible violation of the Anticorruption Laws.

(d) None of the officers, directors, employees or agents (or their employees) of the Company or any Company Subsidiary are Government Officials.

(e) The Company and each Company Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws, including, but not limited to, an anticorruption compliance policy that (i) requires compliance with the Anticorruption Laws and otherwise prohibits bribes to Government Officials; (ii) restricts gifts, entertainment, and promotional and marketing expenses for Government Officials; (iii) requires diligence on, anticorruption contract language in agreements with; and ongoing monitoring of third parties that may have relations with Government Officials on Company’s behalf; (iv) restricts political and charitable contributions; (v) mandates possible discipline for violations of the policy; (vi) requires periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy; (vii) requires distribution of the policy to all employees; (viii) requires periodic training for relevant employees regarding the policy; (ix) identifies a senior executive or executives responsible for implementation and monitoring of the policy; and (x) includes procedures for reporting and investigating possible violations of the policy.

(f) The Company and each Company Subsidiary maintains its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed and access to assets is given only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and (iii) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences between recorded and actual assets.

(g) No director or officer of the Company or any Company Subsidiary has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any Company Subsidiary.

(h) For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or controlled enterprise); or of a public international organization, (ii) political party or official thereof or any candidate for any political office, or (iii) any person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

Section 4.2 Merger Sub; Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement and the Voting and Tender Agreement.

Section 4.3 Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or

Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act and any other applicable competition or antitrust Laws (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, and (v) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5 Broker’s or Finder’s Fees. Except for JP Morgan Chase (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6 Availability of Funds.

(a) Parent has available and will have available through the expiration of the Offer and the Effective Time, the funds necessary to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and consummate the Merger and the other Transactions.

Section 4.7 Other Agreements or Understandings. Parent has disclosed to the Company all Contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any person that to Parent’s knowledge owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 4.8 No Additional Representations. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Available Company SEC Documents). Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any Company Subsidiary.

Section 4.9 Not Interested Stockholder. From the date that is three years prior to the date of this Agreement, neither Parent nor Merger Sub, nor any of their respective affiliates or Associates (as such terms are defined in Section 203 of the DGCL), is or has been an “interested stockholder” of the Company for purposes of Section 203 of the DGCL.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and each Company Subsidiary shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to maintain and preserve intact their respective business organizations, to maintain their relationship with current employees and to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them; and

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter and as contemplated by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) other than in the ordinary course of business consistent with past practice, (A) acquire, sell, lease, license, transfer or dispose of any assets (including Company Intellectual Property), rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any commitment, transaction, line of business, or other agreement that is material to the Company and the Company Subsidiaries (considered as a single enterprise) or that would be considered a Company Material Contract;

(ii) change the Company’s or any Company Subsidiary’s material operating policies in any material respect;

(iii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iv) amend or propose to amend its certificate of incorporation or bylaws or, in the case of any Company Subsidiary, their respective constituent documents, except for such amendments to its certificate of incorporation, bylaws and other comparable charter or organizational documents that would not have an adverse effect on the Offer, the Merger and the other Transactions;

(v) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests, any options, warrants or rights to acquire any such stock, securities or interests, including pursuant to the Company’s existing share repurchase program, other than in connection with (A) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding Tax upon the vesting and settlement of Restricted Stock Units or (B) the cashless or net exercise of Options;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) except for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), and the vesting and settlement of awards of Restricted Stock Units granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any Company Subsidiary of, (A)

any shares of, or any options, warrants or rights of any kind to acquire any shares of, (B) any securities convertible into or exchangeable for any shares of, its capital stock of any class, (C) any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof or (D) any awards based upon the value of any security issued by the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units;

(ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

(x) make any loans or advances, except to or for the benefit of a Company Subsidiary;

(xi) except to the extent required in a written Contract or agreement in existence as of the date of this Agreement or as required by applicable Law: (A) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, consulting, indemnification, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any such director, employee or consultant of the Company or any Company Subsidiary other than offer letters, employment agreements, or consulting agreements entered in the ordinary course of business that are terminable at will and without liability to the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, or (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan;

(xii) enter into any collective bargaining agreement or other obligation to any labor organization (other than as required by applicable Law);

(xiii) make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; change or rescind any Tax election or make any material Tax election (other than in the ordinary course of business); make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiv) commence or settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;

(xv) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $500,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvi) make or commit to make capital expenditures exceeding by $500,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2010 capital expenditure plan previously provided to Parent;

(xvii) other than non-exclusive licenses to end users, distributors and resellers in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Company Intellectual Property;

(xviii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xix) make any investment of cash or other available funds other than in Permitted Investments (as defined in Section 5.1(b)(xix) of the Company Disclosure Letter); or

(xx) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b) If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote. The Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to effect the Merger. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth business day after such date. Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent Subsidiary shall collectively acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

Section 6.2 Employee Benefit Matters.

(a) Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Available Company SEC Documents; it being understood and agreed that nothing herein shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement following the Effective Time in accordance with its terms and applicable Law. Nothing contained in this Agreement, express or implied, is intended to confer upon any person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(b) For the twelve-month period following the Closing Date, Parent agrees to provide or cause the Company to provide employees of the Company and each Company Subsidiary with employee benefits no less favorable than those benefits currently provided by the Company and the Company Subsidiaries to such employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as exhibit to the Available Company SEC Documents.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and the Parent Subsidiaries in which Company Employees participate (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Employee Benefit Plan maintained by or contributed to by Parent and the Parent Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Surviving Corporation to provide such vacation, sick leave, and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d) Parent agrees to provide any required notice under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. Parent shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Company or its affiliates that occurs prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign Law or regulation, or to create any liability or penalty to Company or its affiliates for any employment terminations under applicable Law.

Section 6.3 Antitrust Filings. The Company, Parent and Merger Sub shall each, as promptly as practicable, and in any event no later than 15 days after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and foreign Governmental Authorities the filings and other materials required under the HSR Act or other applicable antitrust or competition Laws in order to consummate this Agreement, the Offer, the Merger, and the Transactions. Parent shall pay directly to the applicable Governmental Authority the applicable filing fee required in connection with the filings and other materials required under the HSR Act or other applicable antitrust or competition Laws in connection with the Transaction.

Section 6.4 Public Statements. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.8.

Section 6.5 Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review, comment on and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review, comment on and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they shall consult and cooperate with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities and in promptly making all necessary filings. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (i) promptly notify the other parties of any written communication to that party from any Governmental Authority and, subject to applicable Law, the Company shall cooperate with Parent and Merger Sub in responding to such communication, and (ii) subject to confidentiality restrictions, furnish the other parties with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions.

(c) Nothing in this Agreement shall obligate Parent or Merger Sub or any other Subsidiary of Parent to, and the Company shall not and cause each Company Subsidiary to not, agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any Company Subsidiary or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and any Company Subsidiary or (B) to control their respective businesses or operations or the businesses or operations of the Company and any Company Subsidiary.

Section 6.6 Notification of Certain Matters. Each of the Company and Parent agrees to give prompt notice to the other of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth in Exhibit A to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.6 shall not be considered in determining whether the Offer Conditions have been satisfied. In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, remedies, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary and the officers, directors, employees and agents of the Company and each Company Subsidiary, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request.

(b) The provisions of the Non-Disclosure Agreement dated as of July 31, 2008, between Parent and the Company and amended on May 31, 2010 (as amended, the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms. In addition, and without limiting the foregoing, the Company agrees that any business, marketing, technical, scientific or other information disclosed by Parent or any Parent Subsidiary or their Representatives in connection with the Transactions, which, at the time of disclosure, is designated as confidential (or like designation) shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement and the consummation of the Transactions. The Company shall use, at a minimum, the same degree of care as it uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of such confidential information of Parent or any Parent Subsidiary.

Section 6.8 No Solicitation; Company Recommendation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause each Company Subsidiary and each officer, director or employee of the Company or of any Company Subsidiary not to, and shall not authorize or permit any financial advisor, attorney or other advisor or representative (a “Representative”) of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined in Section 6.8(f)(i)), (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (iii) unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and solely to the extent necessary to permit such third party to submit a Takeover Proposal to the Company Board, release any third party from any confidentiality or standstill agreement to which the Company is a party, fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under, any such agreement. The Company shall, and shall cause each Company Subsidiary and the Company’s and each such Company Subsidiary’s respective Representatives to, immediately cease and terminate any existing discussions or negotiations heretofore conducted by the Company, any Company Subsidiary or their respective Representatives with respect to any Takeover Proposal. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Takeover Proposal with or for the benefit of the Company to promptly return or destroy all information, documents and materials relating to an Takeover Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b) Notwithstanding the restrictions set forth in Section 6.8(a), if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in response to an unsolicited written Takeover Proposal from a third party that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel)

is, or would reasonably be expected to result in or lead to, a Superior Proposal (as defined in Section 6.8(f)(ii)) and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, the Company and its Representatives may, subject to its giving Parent at least twenty-four hours prior written notice (which notice shall contain the identity of the person making such Takeover Proposal and a description of the material terms and conditions pertinent thereto), (i) furnish information with respect to the Company and each Company Subsidiary to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement which, to the extent such confidentiality agreement is entered after the date hereof, contains terms no less favorable to the Company than the terms of the Confidentiality Agreement (except that such confidentiality agreement, to the extent entered after the date hereof, shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8), provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (ii) engage in such negotiations or discussions with the third party that made such Takeover Proposal as the Company Board shall determine (including solicitation of a revised Takeover Proposal from such third party).

(c) Except as otherwise permitted by Section 6.8(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Merger Sub (including pursuant to the Schedule 14D-9, Proxy Statement or any amendment thereto), the Company Recommendation, (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal (any of the foregoing in clause (i) or (ii), a “Company Change in Recommendation”) or (iii) enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal.

(d) Notwithstanding the provisions of this Section 6.8, at any time prior to the acceptance for payment of the shares of Company Common Stock pursuant to the Offer, the Company Board (or the applicable committee thereof) may (i) in the absence of a Takeover Proposal , make a Company Change in Recommendation if a material event or change in circumstances has occurred after the date hereof and the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, and/or (ii) if the Company Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal, terminate this Agreement pursuant to Section 8.1(e)(i) to authorize and allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided, that: (A) prior to the Company Board taking any action contemplated by clause (ii), the Company shall have provided to Parent prompt written notice advising Parent of the decision of the Company Board to take such action and the reasons therefor, including the material terms and conditions of the Takeover Proposal; (B) the Company shall have given Parent five business days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent proposes to revise the terms of this Agreement or make another proposal, the Company shall have, during such period, negotiated in good faith with Parent with respect to such proposed revisions or other proposal (it being agreed that any material changes to any Takeover Proposal shall require a new notice and a new five business day period for negotiations); and (C) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Takeover Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law.

(e) Nothing contained in this Section 6.8 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the holders of Company Common Stock if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the holders of Company Common Stock) subject to compliance with any applicable requirements of this Section 6.8. For the avoidance of doubt, this Section 6.8(e) shall not limit any of Parent’s rights under Article 8 in respect of any such position taken or disclosure made.

(f) For purposes of this Agreement:

(i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, research and development budget, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any Company Subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Transactions.

(ii) “Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal received by the Company after the date hereof and not in breach of Section 6.8(a) of this Agreement (provided, that for the purposes of this definition all references to 15% in the definition of Takeover Proposal shall be “majority”) on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Company Board deems relevant, (A) is more favorable to the holders of Company Common Stock than the Transactions (including the terms of any binding proposal by Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

(g) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly, and in any case within twenty-four hours of its receipt advise Parent of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, and the material terms and conditions of such request, Takeover Proposal or inquiry (including the identify of the person who made such request, Takeover Proposal or inquiry). The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Takeover Proposal or inquiry.

Section 6.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11 Directors.

(a) Subject to applicable Law and Nasdaq rules applicable to the Company, promptly upon the Acceptance Time and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding shares of Company Common Stock, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Merger Sub or any other subsidiary of Parent bears to (B) the total number of shares of Company Common Stock that are issued and outstanding, and the Company shall, at such time, promptly take all necessary action to cause Merger Sub’s designees to be so elected provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors shall be entitled to designate one person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, take all necessary action to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the persons designated by Merger Sub shall, as nearly as practicable, constitute at least the same percentage as persons designated by Merger Sub of the Company Board of (1) each committee of the Company Board, (2) each board of directors of each Company Subsidiary, and (3) each committee of each such board, in each case only to the extent permitted by applicable Law.

(b) The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.11 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 6.11. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Merger Sub’s designees pursuant to Section 6.11, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub or (iii) any waiver or exercise of any of the Company’s rights under this Agreement.

Section 6.12 Stockholder Litigation. The Company shall control, and give Parent the reasonable opportunity to participate in, the defense or settlement of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the Transactions and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms set forth in this Agreement.

Section 6.14 Takeover Laws. The Company shall, to the extent permitted by applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no Takeover Law becomes applicable to the Transactions and (b) if any such Takeover Law becomes applicable to the Transactions to take all actions necessary so that the Transactions contemplated may be consummated as promptly as practicable.

Section 6.15 Approval of Compensation Arrangements. Prior to the Acceptance Time, the Company shall take any action necessary to ensure that any Company Arrangements (including any Company Arrangements entered into after the date hereof) have been approved as contemplated by the last sentence of Section 3.10(h).

Section 6.16 Stock Exchange De-listing. After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten calendar days thereafter.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. If required by Law, this Agreement shall have been adopted by the Required Company Stockholder Vote.

(b) Antitrust.

(i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii) The clearances, consents, approvals, orders or authorizations applicable to the Merger under foreign antitrust or competition Laws specified in Section 7.1(b)(ii) of the Company Disclosure Letter shall have been obtained from the relevant Governmental Authorities (the “Antitrust Condition”);

(c) Completion of Offer. Merger Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer.

(d) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition of any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if (i) Merger Sub shall not have accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or prior to December 30, 2010 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition of any Governmental Authority making the Merger or the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d) by Parent prior to the acceptance of shares of Company Common Stock for payment in the Offer, if:

(i) the Company Board or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 6.8);

(ii) the Company Board shall have failed to reconfirm the Company Recommendation promptly, and in any event within ten business days, following Parent’s request that it do so; or

(iii) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition and (B) is incapable of being cured or has not been cured by the Company within 15 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(e) by the Company, if

(i) prior to the acceptance of shares of Company Common Stock for payment in the Offer the Company Board has effected a Company Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 6.8(d) in order to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 8.3(a)) required to be paid pursuant to Section 8.3(a); or

(ii) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within 15 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) this Section 8.2, (ii) Section 8.3, (iii) Section 6.4, (iv) the last sentence of Section 6.6, (v) Section 6.7(b) and (vi) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from any and all liabilities and damages incurred or suffered by the other parties as a result of a deliberate material breach of this Agreement (and Parent and Merger Sub expressly acknowledge and agree that, notwithstanding Section 9.7 and without derogation from Section 9.10, the Company’s measure of damages for such a deliberate material breach of this Agreement by Parent or Merger Sub may include the loss of the economic benefits of the Offer and the Merger to the Company’s stockholders). The Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 8.1(e)(i), the Company shall concurrently with such termination of this Agreement, pay Parent a fee in immediately available funds of $28,300,000 (the “Termination Fee”).

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(d) (other than pursuant to clause (iii) thereof), then the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent the Termination Fee; provided that if this Agreement is terminated pursuant to Section 8.1(d)(ii) the Company shall only be required to pay Parent the Termination Fee if such termination occurs within ten business days of the end of the ten business day period referred to in such section.

(c) If this Agreement is terminated pursuant to Section 8.1(b) as a result of a failure of the Minimum Tender Condition to be satisfied at the scheduled expiration of the Offer, and (i) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn prior to such termination, and (ii) within nine months after the date of such termination, the Company enters into a letter of intent or Contract with respect to, or consummates, any transaction specified in the definition of “Takeover Proposal”, the Company shall pay Parent the Termination Fee on the first business day after the date of the first to occur of the events referred to in clause (ii). For purposes of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(f) except that references in Section 6.8(f) to “15%” shall be replaced by “50%.”

(d) In no event shall more than one Termination Fee be payable hereunder. In addition, notwithstanding anything in this Agreement to the contrary, in the event that any Termination Fee is paid to Parent in accordance with this Agreement, the payment of such Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub with respect to any and all claims against the Company and/or any of its officers, directors, employees or Representatives, of whatever nature and whenever arising, relating to or arising out of this Agreement, the Offer or the Merger.

(e) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a Judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount set forth in Section 8.3(a) hereof or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(f) Except as set forth in Section 6.3 and this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.4 Amendment. Subject to Section 6.11, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by the DGCL requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Waiver. Subject to Section 6.11, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), or sent by overnight courier, facsimile (upon confirmation of receipt) or e-mail transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to the Company:

Cogent, Inc.

639 North Rosemead Blvd.

Pasadena, CA 91107

Attention: Ming Hsieh

E-mail:

Fax: (626) 325-9700

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130

Attention:	Scott M. Stanton Steven G. Rowles J. Nathan Jensen
E-mail:	sstanton@mofo.com srowles@mofo.com njensen@mofo.com

Fax: (858) 720-5125

(b)	if to Parent or Merger Sub:

3M Company

3M Center

St. Paul, Minnesota 55144

Attention:	Gregg M. Larson, Esq.
E-mail:	gmlarson@mmm.com

Fax: (651) 737-2553

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin

E-mail: caustin@cgsh.com

Fax: (212) 225-3999

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile, e-mail transmission or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 9.2 Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

Section 9.3 Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the Company’s current directors and executive officers.

Section 9.4 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

Section 9.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any Judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or federal court. Each of the parties hereto agrees that a final Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.6 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.7 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof or as creating or amending any employee benefit plan, except that from and after the Closing (i) the holders of Options and Restricted Stock Units are intended third party beneficiaries of the provisions of Section 2.4, and (ii) each Indemnified Party is an intended third party beneficiary of Section 6.9, and such persons may specifically enforce such provisions.

Section 9.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse in any material respect to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible then such contravention or invalidity shall not invalidate the entire Agreement.

Section 9.9 Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

COGENT, INC.

By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	President and Chief Executive Officer

3M COMPANY

By:	/s/ Michael P. Delkoski
Name:	Michael P. Delkoski
Title:	Vice President

VENTURA ACQUISITION CORPORATION

By:	/s/ Michael P. Delkoski
Name:	Michael P. Delkoski
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if

(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the issued and outstanding shares of Company Common Stock on a fully diluted basis (the “Minimum Tender Condition”);

(ii) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated and the clearances, consents, approvals, Orders or authorizations applicable to the purchase of shares of Company Common Stock pursuant to the Offer under foreign antitrust or competition Laws specified in Section 7.1(b)(ii) of the Company Disclosure Letter shall not have been obtained from the relevant Governmental Authorities (the “Antitrust Condition”);

(iii) any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

(A) any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any material limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any material portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries;

(B) any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Authority of competent jurisdiction wherein a Judgment would have any of the effects referred to in paragraph (A) above;

(C) except as disclosed in the Available Company SEC Documents or the Company Disclosure Letter, since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

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(D) (1) any representation and warranty of the Company set forth in Section 3.2, Section 3.3(a) or Section 3.3(b) of the Merger Agreement shall not be true and correct in all but de minimis respects as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 3.6, shall be disregarded);

(E) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to such time;

(F) the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

(G) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Exhibit A is attached.

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